UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                        Sunburst Hospitality Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   866948 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)






                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/         Rule 13d-1(b)

         / /         Rule 13d-1(c)

         / /         Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 866948 10 2             13G                       Page 2 of 12 Pages

--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Hamilton Partners Limited

--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)                                        (a) / /
                                                                    (b) /X/

--------------------------------------------------------------------------------
   3.     SEC USE ONLY


          ----------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Bermuda
--------------------------------------------------------------------------------
                            5.    SOLE VOTING POWER

                                  700,000
                                  ----------------------------------------------
        NUMBER OF           6.    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                894,350
      OWNED BY EACH               ----------------------------------------------
       REPORTING            7.    SOLE DISPOSITIVE POWER
      PERSON WITH:
                                  700,000
                                  ----------------------------------------------
                            8.    SHARED DISPOSITIVE POWER

                                  894,350
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          894,350
--------------------------------------------------------------------------------
  10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                        / /


--------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.77%
--------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (See Instructions)

          BD
--------------------------------------------------------------------------------

CUSIP No. 866948 10 2             13G                       Page 3 of 12 Pages


--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Eric S. Dobbin
          ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)                                       (a) / /
                                                                   (b) /X/

          ----------------------------------------------------------------------
   3.     SEC Use Only


          ----------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
--------------------------------------------------------------------------------
                            5.    SOLE VOTING POWER

                                  193,650
                                  ----------------------------------------------
        NUMBER OF           6.    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                894,350
       OWNED BY EACH              ----------------------------------------------
        REPORTING           7.    SOLE DISPOSITIVE POWER
      PERSON WITH:
                                  193,650
                                  ----------------------------------------------
                            8.    SHARED DISPOSITIVE POWER

                                  894,350
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          894,350
          ----------------------------------------------------------------------
  10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                       / /

          ----------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.77%
          ----------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No. 866948 10 2             13G                       Page 4 of 12 Pages


--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          James P. Wohlmacher
          ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)                                     (a) / /
                                                                 (b) /X/

          ----------------------------------------------------------------------
   3.     SEC Use Only


          ----------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
--------------------------------------------------------------------------------
                            5.    SOLE VOTING POWER

                                  500
                                  ----------------------------------------------
        NUMBER OF           6.    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                700,500
       OWNED BY EACH              ----------------------------------------------
        REPORTING           7.    SOLE DISPOSITIVE POWER
      PERSON WITH:
                                  500
                                  ----------------------------------------------
                            8.    SHARED DISPOSITIVE POWER

                                  700,500
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          894,350
          ----------------------------------------------------------------------
  10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                      / /


          ----------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.77%
          ----------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP No. 866948 10 2             13G                       Page 5 of 12 Pages



--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS:
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Shawn Tumulty
          ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (See Instructions)                                          (a) / /
                                                                      (b) /X/

          ----------------------------------------------------------------------
   3.     SEC Use Only


          ----------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
--------------------------------------------------------------------------------
                            5.    SOLE VOTING POWER

                                  200
                                  ----------------------------------------------
        NUMBER OF           6.    SHARED VOTING POWER
         SHARES
      BENEFICIALLY                700,200
       OWNED BY EACH              ----------------------------------------------
        REPORTING           7.    SOLE DISPOSITIVE POWER
       PERSON WITH:
                                  200
                                  ----------------------------------------------
                            8.    SHARED DISPOSITIVE POWER

                                  700,200
--------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON

          894,350
          ----------------------------------------------------------------------
  10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES (See Instructions)                         / /


          ----------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.77%
          ----------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

                                                             Page 6 otf 12 Pages


Item 1(a).        Name of Issuer:

                  Sunburst Hospitality Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  10770 Columbia Pike
                  Silver Spring, Maryland  20901

Item 2(a).        Name of Person Filing:



Item 2(b).        Address of Principal Business Office or, if none, Residence:



Item 2(c).        Citizenship:


Hamilton Partners Limited                          James P. Wohlmacher
415 Madison Avenue                                 50 Murray Drive
New York, New York  10017                          Neshanic, New Jersey  08853
Bermuda limited duration company

Eric S. Dobbin                                     Shawn Tumulty
109 Clearview Lane                                 7 Wellington Court
New Canaan, Connecticut  06840                     Colts Neck, NJ  07722
United States citizen

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share.

Item 2(e).        CUSIP Number:

                  866948 10 2

Item 3.

     If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                                                              Page 7 of 12 Pages


     (a)  /X/ Broker dealer registered under Section 15 of the Act (15 U.S.C.
          78o);

     (b)  / / Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) / / Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  / / An investment adviser in accordance withss.
          240.13d-1(b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance withss. 240.13(d)-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance withss. 240.13d-1(b)(1)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  / / Group, in accordance withss. 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant toss. 240.13d-1(c), check this box / /.

Item 4. Ownership:

     Hamilton Partners Limited

     (a) Amount beneficially owned: 893,650 shares

     (b) Percent of class: 4.77%

     (c) Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:  700,000
         (ii)     shared power to vote or to direct the vote:  893,650
         (iii)    sole power to dispose or to direct the
                  disposition of:  700,000
         (iv)     shared power to dispose or to direct the disposition
                  of:  893,650

     Eric S. Dobbin

     (a) Amount beneficially owned: 893,650 shares

     (b) Percent of class: 4.77%

                                                              Page 8 of 12 Pages



     (c) Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:  193,650
         (ii)     shared power to vote or to direct the vote:  893,650
         (iii)    sole power to dispose or to direct the disposition
                  of:  193,650
         (iv)     shared power to dispose or to direct the disposition
                  of:  893,650

     James P. Wohlmacher

     (a) Amount beneficially owned: 700,500 shares

     (b) Percent of class: 3.74%

     (c) Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:  500
         (ii)     shared power to vote or to direct the vote:  700,500
         (iii)    sole power to dispose or to direct the disposition of:  500
         (iv)     shared power to dispose or to direct the disposition
                  of:  700,500

     Shawn Tumulty

     (a) Amount beneficially owned: 700,200 shares

     (b) Percent of class: 3.73%

     (c) Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote:  200
         (ii)     shared power to vote or to direct the vote:  700,200
         (iii)    sole power to dispose or to direct the disposition of:  200
         (iv)     shared power to dispose or to direct the disposition
                  of:  700,200

Item 5. Ownership of Five Percent or Less of a Class:

     [Inapplicable.]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

     [Inapplicable.]

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     [Inapplicable.]

                                                               Pge 9 of 12 Pages


Item 8. Identification and Classification of Members of the Group:

     Hamilton Partners Limited, a Bermuda limited duration company.

     Eric S. Dobbin (an employee of Hamilton Partners Limited who is a direct beneficial owner or custodian of less than 1 1/2% of the specified class of equity security, but who may be deemed to be a direct or indirect beneficial owner of more than five percent of the specified class of equity security by virtue of having discretionary authority in the course of his employment to purchase or sell the specified class of equity security on behalf of his employer, Hamilton Partners Limited).

     James P. Wohlmacher (an employee of Hamilton Partners Limited who is a direct beneficial owner or custodian of less than 1% of the specified class of equity security, but who may be deemed to be a direct or indirect beneficial owner of more than five percent of the specified class of equity security by virtue of having discretionary authority in the course of his employment to purchase or sell the specified class of equity security on behalf of his employer, Hamilton Partners Limited).

     Shawn Tumulty (an employee of Hamilton Partners Limited who is a direct beneficial owner or custodian of less than 1% of the specified class of equity security, but who may be deemed to be a direct or indirect beneficial owner of more than five percent of the specified class of equity security by virtue of having discretionary authority in the course of his employment to purchase or sell the specified class of equity security on behalf of his employer, Hamilton Partners Limited).

Item 9. Notice of Dissolution of Group:

     [Inapplicable.]

                                                             Page 10 of 12 Pages

Item 10. Certification:

     By signing below, the undersigned each certify that, to the best of each of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                            Page 11 of 12 Pages

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2000
                                  Hamilton Partners Limited


                                  By:      /s/James P. Wohlmacher
                                           ----------------------
                                           Name:  James P. Wohlmacher
                                           Title:  Chief Operating Officer



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2000
                                  Eric S. Dobbin


                                  By:      /s/Eric S. Dobbin
                                           -----------------
                                           Name:  Eric S. Dobbin
                                           Title:  Portfolio Manager

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2000
                                  James P. Wohlmacher


                                  By:      /s/James P. Wohlmacher
                                           ----------------------
                                           Name:  James P. Wohlmacher
                                           Title:  Chief Operating Officer

                                                             Page 12 of 12 Pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2000
                                 Shawn Tumulty


                                 By:      /s/Shawn Tumulty
                                          --------------------------------
                                          Name:  Shawn Tumulty
                                          Title:  Portfolio Manager